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                                                                    EXHIBIT 99.1

NEWS RELEASE
For release Wednesday, October 31, 2001 - 4:00 P.M. (CDT)


                                                            FOR MORE INFORMATION
                                     Michael W. Dosland, Chief Financial Officer
                                                          (608) 784-8000 ext 386


                    FIRST FEDERAL CAPITAL CORP (NASDAQ: FTFC)


                     FIRST FEDERAL COMPLETES ACQUISITION OF
                       AMERICAN COMMUNITY BANKSHARES, INC.


WAUSAU, Wisconsin, - - First Federal Capital Corp, parent company of First Federal Savings Bank La Crosse - Madison today announced that it has completed its acquisition of American Community Bankshares, Inc. (ACB) of Wausau, Wisconsin.

The company acquired all of the outstanding common stock of ACB in exchange for
1.9 million shares of First Federal common stock. According to the terms of the merger agreement, ACB shareholders received 4.5 shares of First Federal common stock for each share of ACB common stock. First Federal common stock closed at $14.92 per share on Tuesday, October 30, 2001.

The ACB banking offices will immediately begin operating as First Federal Savings Bank offices. The merger increases First Federal's office network to 79 locations.

The acquisition furthers First Federal's expansion into attractive Wisconsin markets and supplements two new retail banking locations opened recently in Wausau and Mosinee. According to First Federal President and CEO, Jack Rusch, "This transaction is an important part of our strategy to build market share in the Portage, Wood and Marathon county area, the sixth largest deposit market in Wisconsin. The ACB offices join our new supermarket banks at the Cedar Creek and River Edge Pick `n Save markets."

The purchase also represents a strategic move for First Federal as it signals the bank's entry into commercial banking. Rusch said, "ACB's expertise in commercial banking will be of great value to First Federal when we introduce business banking services in other First Federal markets."

On September 30, 2001, ACB had $156.0 million in assets and $14.3 million in equity. ACB earned $610,000 and $1.3 million during the three-and nine-month periods ended September 30, respectively. The nine-month period includes $105,000 in compensation expense associated with the grant of certain stock options, net of income taxes.



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                                     -more-


First Federal's banking subsidiary, First Federal Savings Bank La Crosse-Madison, is headquartered in La Crosse, Wisconsin. It operates 79 banking facilities throughout the state, among which are offices in Madison, Green Bay, Eau Claire, Manitowoc, Sheboygan, Oshkosh, Appleton, Kenosha, Racine, Beloit, Janesville, Lake Geneva, Fond du Lac, and Wausau along with offices in Rockford, Illinois.

Certain matters in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability as established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include words and phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends to," or similar expressions. Similarly, statements that describe First Federal's future plans, objectives or goals are also forward-looking statements. First Federal wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of this press release, and to advise readers that various factors could affect First Federal's financial performance and could cause actual results for future periods to differ materially from those anticipated or projected. Such factors include, but are not limited to:
(i) general market interest rates, (ii) general economic conditions, (iii) legislative/regulatory changes, (iv) monetary and fiscal policies of the U.S. Treasury and Federal Reserve, (v) changes in the quality or composition of First Federal's loan and investment portfolios, (vi) demand for loan products, (vii) deposit flow, (viii) competition, (ix) demand for financial services in First Federal's markets, and (x) changes in accounting principles, policies or guidelines.



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